                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- - --------------------------------------------------------------------------------

Check the appropriate box: /X/
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Materials
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   IMRS INC.
                (Name of Registrant as Specified In Its Charter)

                      THE BOARD OF DIRECTORS OF REGISTRANT
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(3).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- - --------------------------------------------------------------------------------

[IMRS LOGO]
- - --------------------------------------------------------------------------------
                                                             777 Long Ridge Road
                                                             Stamford, CT  06902
                                                               Tel: 203-321-3500
                                                               Fax: 203-322-3904






                                October 17, 1994

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of IMRS Inc. to be held at 9:00 A.M., Eastern time, Tuesday, November 15, 1994 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut.

     The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting. Whether or not you plan to attend this meeting in person, we urge you to sign and return the enclosed proxy so that your shares will be represented and voted at the meeting. If you so desire, you can withdraw your proxy and vote in person at the Annual Meeting.

                                          Cordially,

                                          /s/ JAMES A. PERAKIS
                                          James A. Perakis
                                          President and CEO

                                   IMRS INC.
                              777 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06902

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF IMRS Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IMRS Inc., a Delaware corporation (the "Company"), will be held on Tuesday, November 15, 1994 at 9:00 A.M., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, for the following purposes:

     1. To elect two members to the Board of Directors to serve for a three-year term as Class I Directors.

     2. To ratify the selection of the firm of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1995.

     3. To consider and act upon an amendment to the Company's 1991 Non-Employee Director Stock Option Plan.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on September 30, 1994, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ CRAIG M. SCHIFF
                                          Craig M. Schiff
                                          Secretary

Stamford, Connecticut
October 17, 1994

                            ------------------------

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                                   IMRS INC.
                              777 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06902

                                PROXY STATEMENT
                                OCTOBER 17, 1994

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of IMRS Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on November 15, 1994, at 9:00 A.M., Eastern time, and any adjournments thereof (the "Meeting").

     Only stockholders of record at the close of business on September 30, 1994 will be entitled to notice of and to vote at the Meeting. As of that date, 7,201,651 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") were outstanding and entitled to vote at the Meeting. Stockholders are entitled to cast one vote for each share held of record at the close of business on September 30, 1994 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.

     At the Meeting, proposals to elect Messrs. Perakis and Greenfield as Class I Directors, to amend the Company's 1991 Non-Employee Director Stock Option Plan, and to ratify the selection of the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1995 will be subject to a vote of stockholders. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR the proposal if no specification is indicated. The persons named as attorneys in the proxies are directors and/or officers of the Company.

     The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

     An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended June 30, 1994, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the accompanying notice and form of proxy were first sent or given to stockholders on or about the date hereof.

PRINCIPAL HOLDERS OF VOTING SECURITIES
- - -------------------------------------------------------------------------------------------------

The following table sets forth, as of September 15, 1994, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) by each director of the Company, (iii) by each Named Officer of the Company (as defined below under the caption "COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS -- Executive
Compensation Summary"), and (iv) by all directors and officers of the Company as a group.

                                                                       AMOUNT AND
                                                                       NATURE OF         PERCENT
NAME AND ADDRESS                                                      OWNERSHIP(1)       OF CLASS
- - ----------------                                                      ------------       --------
Pilgrim Baxter Greig & Associates Ltd.(2)...........................      738,700          10.26%
  1255 Drummers Lane
  Suite 200
  Wayne, PA 19807

Weiss, Peck & Greer(3)..............................................      549,500           7.63%
  One New York Plaza
  New York, NY 10004

James A. Perakis(4).................................................      508,333           6.68%
  c/o IMRS Inc.
  777 Long Ridge Road
  Stamford, CT 06902

Essex Investment Management Company, Inc.(5)........................      464,925           6.46%
  10 Post Office Square
  Suite 1030
  Boston, MA 02109

Crown Advisors, Ltd.(6).............................................      425,800           5.91%
Crown-Glynn Advisors, Ltd.
Crown Capital Management, Ltd.
  225 Broadway
  New York, NY 10007

Berger Associates, Inc.(7)..........................................      400,000           5.55%
  The One Hundred Fund, Inc.
  210 University Boulevard
  Suite 900
  Denver, CO 80206

Marco Arese Lucini..................................................       50,000            *
Gary G. Greenfield(8)...............................................        2,000            *
Harry S. Gruner(9)..................................................       12,000            *
William W. Helman IV(10)............................................        7,719            *
Aldo Papone.........................................................        2,000            *
Robert W. Thomson(11)...............................................        7,000            *
Gordon O. Rapkin(12)................................................       67,500            *
Terence W. Rogers(13)...............................................       12,802            *
David M. Sample(14).................................................       91,500           1.25%
Craig M. Schiff(15).................................................      135,500           1.85%
All officers and directors as a group (14 persons)(16)..............    1,081,698          13.36%

- - ---------------
* less than 1%.

 (1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

 (2) With respect to information reported relating to Pilgrim Baxter Greig & Associates Ltd., the Company has relied upon information supplied by such entity in a Schedule 13G filing dated May 5, 1994. The stockholder disclaims beneficial ownership of certain of these shares.

 (3) With respect to information relating to Weiss, Peck & Greer, the Company has relied on information supplied by such entity in a Schedule 13G filing dated February 11, 1994. The stockholder disclaims beneficial ownership of these shares.

 (4) Includes options to purchase 408,333 shares of Common Stock.

 (5) With respect to information reported relating to Essex Investment Management Company, Inc., the Company has relied on information supplied by such entity in a Schedule 13G filing dated July 7, 1994. The stockholder disclaims beneficial ownership of certain of those shares, which are held on a discretionary basis for the accounts of clients of the stockholder.

 (6) With respect to information relating to Crown Advisors, Ltd., Crown-Glynn Advisors, Ltd. and Crown Capital Management, Ltd., the Company has relied on information supplied by such entities in Schedule 13G filings dated February 16, 1994.

 (7) With respect to information reported relating to Berger Associates, Ltd. and The One Hundred Fund, Inc., the Company has relied upon information supplied by such entities in a Schedule 13G filing dated February 14, 1994. These stockholders disclaim beneficial ownership of certain of these shares.

 (8) Consists of options to purchase Common Stock.

 (9) Includes options to purchase 8,000 shares of Common Stock.

(10) Includes options to purchase 2,000 shares of Common Stock.

(11) Includes options to purchase 2,000 shares of Common Stock.

(12) Includes options to purchase 66,000 shares of Common Stock.

(13) Includes options to purchase 12,500 shares of Common Stock.

(14) Consists of options to purchase Common Stock.

(15) Includes options to purchase 124,320 shares of Common Stock.

(16) Includes options to purchase 892,403 shares of Common Stock.

ELECTION OF DIRECTORS
- - --------------------------------------------------------------------------------

Pursuant to the Company's Certificate of Incorporation, the Company's Board of Directors is divided into three classes -- Class I, II and III Directors. Each director is elected for a three year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

     The nominees for Class I Directors, Messrs. Perakis and Greenfield, are presently serving as directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted (unless one or both nominees are unable or unwilling to serve) FOR the election of the nominees for Class I Directors named below. The Board of Directors knows of no reason why such nominees would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

     The information below sets forth the current members of the Board of Directors, including the nominees for Class I Directors:

NOMINEES TO SERVE AS DIRECTORS FOR A TERM EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS (CLASS I DIRECTORS):

     James A. Perakis

          Mr. Perakis, age 50, has served as Chief Executive Officer and as a director of the Company since September 1985 and as President since December 1987. Mr. Perakis is also Chairman of the Board of Directors and a member of the Compensation Committee. From 1983 to September 1985, Mr. Perakis served as Senior Vice President and General Manager of Chase Decision Systems, a division of Interactive Data Corporation, a developer and marketer of mainframe software for planning and financial applications. From 1979 to 1983, Mr. Perakis was Chief Financial Officer of Interactive Data Corporation, a supplier of data and software to financial and corporate markets. Mr. Perakis is also a director of MapInfo Corporation, a publicly-held company.

     Gary G. Greenfield

          Mr. Greenfield, age 39, was elected to the Board in June 1992; he is a member of the Audit Committee. He currently serves as Executive Vice President, Chief Operating Officer at INTERSOLV Inc. He is also a director of INTERSOLV, a publicly-held company. Mr. Greenfield joined Sage Software (which merged with INDEX Technology in 1991 to form INTERSOLV) in 1987 as Vice President of Marketing. Prior to that he served as President of Frey Associates Inc., a provider of artificial intelligence software and services.

DIRECTORS SERVING FOR A TERM EXPIRING AT THE 1995 ANNUAL MEETING OF STOCKHOLDERS (CLASS III DIRECTORS):

     Harry S. Gruner

          Mr. Gruner, age 35, has served as a director of the Company since October 1989; he is a member of the Compensation and Stock Option Committees. Mr. Gruner is a Principal of JMI, Inc., where he has been employed since November 1992. From August 1986 to October 1992, Mr. Gruner was a Principal of Alex. Brown & Sons Incorporated, which firm served as the lead manager of the Company's initial public offering in November 1991. Mr. Gruner is a director of Brock Control Systems, Inc., a publicly-held company.

     Robert W. Thomson

          Mr. Thomson, age 44, has served as a director of the Company since 1981. Since January 1988, Mr. Thomson has also served as a consultant to the Company. Mr. Thomson was the founder of the Company, and served as its Chief Executive Officer until September 1985 and as President until December 1987.

DIRECTORS SERVING FOR A TERM EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS (CLASS II DIRECTORS):

     Marco Arese Lucini

          Mr. Arese Lucini, age 44, served as Vice President -- International from June 1988 to December 1992 and has served as a director of the Company since August 1985; he is a member of the Audit Committee. From 1979 to June 1988, Mr. Arese Lucini served as Managing Director of Fienco S.p.A., a software company based in Milan, Italy.

     William W. Helman IV

          Mr. Helman, age 36, has served as a director of the Company since August 1991; he is a member of the Compensation and Stock Option Committees. For the past five years, Mr. Helman has been a general partner of Greylock Equity Limited Partnership, Greylock Limited Partnership, Greylock Capital Limited Partnership, and Greylock Investment Limited Partnership. Mr. Helman serves as a director of Filene's Basement Corporation, Vertex Pharmaceuticals Incorporated, and several privately-held companies.

     Aldo Papone

          Mr. Papone, age 62, has served as a director of the Company since April 1994; he is currently a Senior Advisor to the American Express Company. During 1989 and 1990, he was Chairman and Chief Executive Officer of the American Express Travel Related Services Company. Mr. Papone is currently a director of the American Express Company, Springs Industries, Inc. and The Body Shop International plc.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors of the Company met four times during the fiscal year ended June 30, 1994. The Board of Directors has a standing Audit Committee, a standing Compensation Committee and a standing Stock Option Committee, the memberships of which were most recently fixed by the Board of Directors on June 30, 1994. The Audit Committee, which oversees the accounting and financial functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors, met two times during fiscal 1994. Messrs. Arese Lucini and Greenfield are the members of the Audit Committee. The Compensation Committee of the Company, which establishes and administers the Company's executive compensation programs, met four times during fiscal 1994. Messrs. Perakis, Gruner and Helman are the members of the Compensation Committee. The Stock Option Committee, which administers the Company's 1991 Stock Plan and 1991 Employee Stock Purchase Plan, met two times during fiscal 1994. Messrs. Gruner and Helman are the members of the Stock Option Committee. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees on which he serves.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Perakis, a member of the Compensation Committee, is also the President and Chief Executive Officer of the Company.

DIRECTOR COMPENSATION

For their service on the Board, the Company paid each of Directors Greenfield and Gruner $10,000 in fiscal 1994. In addition, each member of the Board of Directors is reimbursed for expenses incurred in connection with each Board or Committee meeting attended. Beginning with fiscal year 1995, each non-employee director (which group excludes any director who, for more than $100,000 annually, provides goods or services to the Company under a separate agreement or retainer) will be paid $10,000 per year and will also be paid $1,250 for each meeting of the Board of Directors attended. Non-employee Directors also receive stock options under the Company's 1991 Non-Employee Director Stock Option Plan (the "Director Plan"). See "COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS -- Non-Employee Director Stock Options" and "AMENDMENT OF 1991 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN" for a discussion of the Director Plan. In addition, the Company paid consulting fees of approximately $132,000 in fiscal 1994 to International Interactive Media, Ltd. ("IIM") pursuant to a consulting agreement. Mr. Thomson is the principal shareholder of IIM.

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION
AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS
- - --------------------------------------------------------------------------------

To Our Stockholders:

The Compensation and Stock Option Committees of the Board of Directors (together, the "Committee") with the exception of Mr. Perakis, who is a member of the Compensation Committee, are comprised of Directors who are not employees of the Company. The Committee is responsible for establishing and administrating the Company's executive compensation programs. The Committee, excluding Mr. Perakis, develops annual and long-term objectives for Mr. Perakis and establishes his compensation.

The philosophy underlying the development and administration of the Company's executive compensation policies is the alignment of the interests of executive management with those of the stockholders. Key elements of this philosophy are:

     - Providing the executive with a base salary that is competitive with executive base salaries for comparable companies in its industry and geographical area to enable the Company to attract and retain highly qualified executive officers.

     - Establishing a discretionary incentive compensation program that delivers bonus pay commensurate with (i) the Company's performance, as measured by operating, financial and strategic objectives and (ii) the executive's performance, as measured against organizational and management objectives and the degree to which teamwork and Company values are fostered.

     - Providing significant equity-based incentives for executives, in the form of stock options, to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities from an ownership standpoint.

     Base salaries of the five highest paid executives are listed on the Executive Compensation Summary table found on page 8. Executive base salaries were established in employment agreements effective for fiscal 1994 between the Company and the executive officer. On an annual basis, the Committee reviews these salaries and, while it is not required to, it may in its discretion increase the base salaries. Increases typically have been based on merit, and have also been made when necessary so that base salaries remain competitive when compared to other software companies of comparable size and relative geographical location. (In the performance graph that follows this report, the Company's performance is compared to that of companies classified under SIC Code 7372 -- prepackaged software companies. Competitors considered relevant for compensation comparison purposes do not include some companies within SIC Code 7372 and include some companies that are not within that SIC Code class.) The amount of increases in base salaries also depends upon the Committee's subjective judgment as to the executive's contribution to Company performance, both in terms of performance against goals and changes in job content and responsibilities.

     The incentive compensation program is a vehicle by which executives can earn additional compensation depending upon Company and individual performance relative to specified annual objectives. Each year the President establishes, with the approval of the Committee, a list of objectives for each department and for the Company as a whole. The departmental objectives generally represent specific tasks and qualitative objectives, such as the implementation of specified programs or the strengthening of specified aspects of department performance, rather than quantitative targets. At the end of the year, a bonus may be paid to each executive officer depending upon the relative success of their department in achieving its goals for that year, and, more importantly, on Company-wide growth in revenues and net income. The Board of Directors believes such growth is critical to the Company's fundamental goal of building stockholder value. The amount of the bonus is not determined pursuant to any formula, but rather is established subjectively by the Committee in its discretion.

     The purpose of stock option grants is to align executives' interests with stockholder goals -- to provide additional incentives to executive officers and other key employees to work, not just for the near term but as well for the long term, to maximize stockholder value. As a result, executives are considered every two years for stock option grants, and it is the Company's policy to weight total compensation heavily toward equity compensation through stock options. Options are generally granted at fair market value and, with respect to options granted since the Company's initial public offering, become exercisable ratably over 3 to 4 year periods. The actual number of stock options granted to executives is not determined pursuant to any formula, but rather they are awarded subjectively by the Committee in its discretion.

COMPANY PERFORMANCE AND CEO COMPENSATION

Mr. Perakis' base compensation was established pursuant to the terms of a three-year employment agreement dated August 1, 1993, which provides for annual increases in base salary, at the discretion of the Committee, not to exceed 10 percent in any year. In 1993, the Committee (without the participation of Mr. Perakis) increased Mr. Perakis' base salary by approximately 6 percent; in 1994, Mr. Perakis' base salary increased by approximately 7 percent pursuant to his current employment agreement. Mr. Perakis' employment agreement also provides for the payment of an annual performance bonus, and stipulates that prior to September 30 of each year, Mr. Perakis must submit to the independent members of the Committee, for approval, a formula on which Mr. Perakis' bonus, if any, for such fiscal year will be based. In approving any formula, the Committee (without the participation of Mr. Perakis) must take into account the Company's progress in meeting its business plan, including profitability and revenue growth projections as well as the compensation packages of chief executive officers of comparable companies of similar size in the software industry. This agreement further stipulates that for fiscal 1994, Mr. Perakis' performance bonus would be approximately 40% of his base salary for fiscal 1994, provided that the Company achieved all of the goals relating to the Company's business plan for 1994. These included operating, financial and strategic objectives, including profitability and revenue growth goals. Mr. Perakis was awarded a bonus of approximately 40% for fiscal 1994, because the Committee concluded that each of these goals had been met, and in many cases exceeded.

     Over the past five years the Company has realized significant year-to-year growth in revenues and earnings. As a result of the Company's performance and his individual contribution, Mr. Perakis was granted, at fair market value, the options reflected in the Executive Compensation Summary table on page 8. This grant of options was not subject to a discrete weighting of specific criteria.

MEMBERS OF THE COMMITTEE:

     HARRY S. GRUNER (Compensation And Stock Option Committees)

     WILLIAM W. HELMAN IV (Compensation And Stock Option Committees)

     JAMES A. PERAKIS (Compensation Committee Only)

COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS
- - --------------------------------------------------------------------------------

EXECUTIVE COMPENSATION SUMMARY

The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended June 30, 1994, 1993 and
1992, of those persons who were at June 30, 1994 (i) the Chief Executive Officer and
(ii) each of the four most highly compensated executive officers of the Company who earned more than $100,000 in salary and bonus in fiscal year 1994 (with the Chief
Executive Officer, collectively, the "Named Officers"):

                                                                                        LONG TERM
                                                      ANNUAL COMPENSATION(1)         COMPENSATION(2)
              NAMES AND                              -------------------------      -----------------
          PRINCIPAL POSITION               YEAR      SALARY($)     BONUS($)(3)      OPTIONS/AWARDS(#)
          ------------------               ----      ---------     -----------      -----------------
James A. Perakis                            1994      $234,000      $  95,000            100,000
  President and CEO                         1993       219,000         75,000                 --
                                            1992       207,000         91,000             60,000
Terence W. Rogers                           1994      $188,000      $  71,000                302
  Executive Vice President                  1993            --             --             50,000
                                            1992            --             --                 --
David M. Sample                             1994      $160,000      $ 240,000             20,000
  Senior Vice President                     1993       137,000        125,000              5,000
                                            1992       130,000        120,000             30,000
Gordon O. Rapkin                            1994      $150,000      $  41,000             15,000
  Vice President --                         1993       137,000         36,000                 --
     Product Management and Planning        1992       130,000         41,000             30,000
Craig M. Schiff                             1994      $136,000      $  40,000             15,000
  Vice President --                         1993       123,000         32,000                 --
     Products and Services                  1992       113,000         35,000             30,000

- - ---------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during fiscal 1994.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

STOCK OPTIONS GRANTED DURING LAST FISCAL YEAR

The following table sets forth information concerning options granted during the fiscal year ended June 30, 1994 to  the Named Officers as reflected in the Executive Compensation Summary table above:

                                                INDIVIDUAL GRANTS
                                 -----------------------------------------------     POTENTIAL REALIZABLE
                                           PERCENT OF                                      VALUE AT
                                             TOTAL                                   ASSUMED ANNUAL RATES
                                            OPTIONS                                     OF STOCK PRICE
                                           GRANTED TO                                    APPRECIATION
                                 OPTIONS   EMPLOYEES    EXERCISE OR                   FOR OPTION TERM(1)
                                 GRANTED   IN FISCAL    BASE PRICE    EXPIRATION   -------------------------
             NAME                  (#)        YEAR       ($/SHARE)       DATE        5%($)          10%($)
             ----                -------   ----------   -----------   ----------     -----          ------
James A. Perakis(2)............  100,000      26.2%       $ 18.50       7/20/03    $1,122,732     $2,883,580
Terence W. Rogers(3)...........      302       0.1%       $ 19.50            --            --             --
David M. Sample(4).............   20,000       5.2%       $ 22.00        4/5/04    $  284,858     $  714,215
Gordon O. Rapkin(4)............   15,000       3.9%       $ 22.00        4/5/04    $  213,644     $  535,662
Craig M. Schiff(4).............   15,000       3.9%       $ 22.00        4/5/04    $  213,644     $  535,662

- - ---------------

(1) Amounts reported in this column represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission (the "Commission") and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(2) The options have terms of ten years from the date of grant and become exercisable as to 33% of the shares covered thereby on each anniversary of the date of grant until such options are fully exercisable. Sixteen thousand, two hundred and fifteen of these options qualify as incentive options under Section 422 of the Internal Revenue Code.

(3) Represents shares granted and exercised under the Company's 1991 Employee Stock Purchase Plan.

(4) These options have terms of ten years from the date of grant and become exercisable as to 25% of the shares covered thereby on each anniversary of the date of grant until such options are fully exercisable. These options do not qualify as incentive options under Section 422 of the Internal Revenue Code.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

Shown below is further information with respect to options to purchase the Company's Common Stock granted to the Named Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in 1994, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at June 30, 1994, and (iv) the value of such unexercised options at June 30, 1994:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES OF UNEXERCISED OPTIONS

                                                                                                    VALUE OF
                                                                   NUMBER OF                      UNEXERCISED
                                                                  UNEXERCISED                     IN-THE-MONEY
                                                                   OPTIONS AT                      OPTIONS AT
                           SHARES                               JUNE 30, 1994(#)              JUNE 30, 1994($)(2)
                        ACQUIRED ON         VALUE         ----------------------------    ----------------------------
         NAME           EXERCISE(#)     REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----           -----------     --------------    -----------    -------------    -----------    -------------
James A. Perakis......     100,000        $1,864,027        433,333          66,667       $ 7,262,222      $ 200,001
Terence W. Rogers.....         302        $    1,963         12,500          37,500       $    43,750      $ 131,250
David M. Sample.......          --        $       --        100,250          31,250       $ 1,528,938      $  57,187
Gordon O. Rapkin......       1,500        $   28,500         66,000          22,500       $   989,625      $  30,000
Craig M. Schiff.......          --        $       --        132,720          22,500       $ 2,232,180      $  30,000

- - ---------------

(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. Named Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(2) Value is based on the difference between the option exercise price and the fair market value at fiscal year-end
    1994 ($21.50 per share) multiplied by the number of shares underlying the option.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

Each non-employee Director of the Company is eligible to participate in the Company's 1991 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan authorizes the grant of options for a maximum of 100,000 shares of Common Stock. The number of shares of Common Stock issuable under the Director Plan or subject to outstanding options is subject to adjustment for changes in the Company's Common Stock. Under current provisions of the Director Plan, each non-employee director automatically receives an option for 3,000 shares on the date of his or her election and an option for 3,000 shares on each successive third anniversary of such date.

     The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Options expire on the tenth anniversary of the date of option grant, and vest in three equal annual installments beginning on the first anniversary of the date of grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the period beginning with the Company's initial public offering on October 25, 1991 through June 30, 1994, with the cumulative total return on the S&P 500 Index and the Company's Peer Group. The comparison assumes $100 was invested on October 25, 1991 in the Company's Common Stock at the $12.50 initial offering price, in the S&P 500 Index and with the Company's Peer Group and assumes reinvestment of dividends, if any.

                            COMPARISON OF FIVE YEAR*
                           CUMULATIVE TOTAL RETURN**
         AMONG IMRS INC., S&P 500 INDEX AND THE COMPANY'S PEER GROUP***

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            IMRS           S&P 500       PEER GROUP
1991                                 100.00          100.00         100.00
1992                                 134             106            106
1993                                 156             117            124
1994                                 172             115            133

- - ---------------

  * Prior to October 25, 1991, the Company's Common Stock was neither publicly-traded nor registered under Section 12 of the Securities Exchange Act of 1934. Comparative data is provided only for the period since that date.

 ** Cumulative Total Return assumes reinvestment of dividends.

*** Peer Group is based on SIC Code 7372 -- prepackaged software companies.

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from Star Services, Inc., a source believed to be reliable, however, the Company is not responsible for any errors or omissions in such information.

PROPOSAL TO AMEND THE 1991 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
- - --------------------------------------------------------------------------------

The Director Plan was adopted by the Board of Directors of the Company and approved by the Company's stockholders on September 5, 1991. It is now proposed to approve an amendment to change the automatic grant of options under the Director Plan to an annual grant of a fully vested option to purchase 2,000 shares of Common Stock, with new non-employee directors receiving their first grant under the Director Plan on their first anniversary date as a director of the Company and with existing non-employee directors receiving their first grant of options for 2,000 shares of Common Stock on their next scheduled automatic grant date under the Director Plan as it exists, before amendment. In addition, under the Director Plan, as proposed to be amended, once a non-employee director has served as a director for a period of two years, he or she shall receive a one-time grant of options to purchase 5,000 shares of Common Stock, subject to a three-year, pro-rata vesting schedule; provided that this provision shall not apply to directors who: (a) once served as an officer of the Company, (b) directly or indirectly beneficially own, or have or share voting or investment power over, greater than one percent of the outstanding voting stock of the Company or (c) received upon election to the Board of Directors of the Company after November 1, 1991 a special one-time stock option grant. Management believes that such Director Plan would promote the interests of the Company by providing the Company with adequate means to attract and retain qualified persons to serve as non-employee directors. The number of option shares authorized to be granted under the Director Plan, 100,000 shares of Common Stock, will not be changed under the proposed amendment of the Director Plan.

     Administration. The Director Plan is currently administered by the Board of Directors, although the Director Plan authorizes the appointment of a committee to administer it. The Board of Directors, subject to the provisions of the Director Plan, has the power to construe the Director Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Director Plan as it may deem desirable.

     Shares Subject to the Plan. The Director Plan authorizes the grant of options for a maximum of 100,000 shares of Common Stock. The number of shares of Common Stock issuable under the Director Plan or subject to outstanding options is subject to adjustment for changes in the Company's Common Stock. The aggregate market value of shares of Common Stock issuable upon exercise of options under the Director Plan was $177,500 based upon the last sale price for shares of Common Stock as reported on the NASDAQ National Market System on September 15, 1994.

     Eligibility; Automatic Grant of Options Under the Director Plan. Options are granted pursuant to the Director Plan only to directors who are neither employees nor officers of the Company. Each non-employee director elected on or before December 1, 1991 (Messrs. Gruner, Helman and Thomson) automatically received in December 1991 an option for 3,000 shares at an exercise price of $13.38 per share, and, under the Director Plan as proposed to be amended, each will automatically receive an option for an additional 2,000 shares on December 1, 1994 and each anniversary of December 1 thereafter. In June 1992, Mr. Greenfield received an option for 3,000 shares at an exercise price of $14.00 per share; under the Director Plan as proposed to be amended, Mr. Greenfield will automatically receive an option for an additional 2,000 shares in June 1995 and in each June thereafter. In April 1994, Mr. Papone received, under the Company's 1991 Stock Plan, an option for 10,000 shares at an exercise price of $25.00 per share; under the Director Plan as proposed to be amended, Mr. Papone will automatically receive an option for an additional 2,000 shares in April 1995 and each April thereafter. In addition, under the Director Plan as proposed to be amended, each of Messrs. Gruner, Helman, and Greenfield would be eligible to receive a one-time grant of 5,000 options. Each non-employee director first elected to the Board of Directors after December 1, 1991 would receive an option for 2,000 shares on the first anniversary of the date of his or her election and an option for 2,000 shares on each anniversary of such date.

     Option Price, Duration and Vesting. The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Options under the Director Plan, as proposed to be amended, are vested when granted, excepting one-time grants of 5,000 option shares to non-employee directors who have served for two years, which options vest pro-rata over three years from the date of grant. All options expire on the tenth anniversary date of the option grant. Under the current Director Plan, options vest in three equal annual installments beginning on the first anniversary of the date of grant.

     Non-Assignability; Effect of Termination or of Death or Disability. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

     Exercise of Options. An option granted pursuant to the Director Plan may be exercised in whole or in part by written notice to the Company accompanied by payment in full of the exercise price. The Director Plan permits the optionee (subject to such restrictions and guidelines as the Board may adopt from time to time) to pay all or part of the exercise price by delivering shares of Common Stock of the Company valued at fair market value.

     Termination and Amendment of the Director Plan. The Director Plan automatically terminates when all options granted thereunder have terminated. The Board of Directors may at any time terminate the Director Plan or make such modification or amendment thereof as it may deem advisable, but the Board of Directors may not, without approval by the Company's stockholders (a) increase the maximum number of shares for which options may be granted under the Director Plan or the number of shares for which an option may be granted to any participating director thereunder; (b) change the provisions of the Director Plan regarding the termination of the options or the times when they may be exercised; (c) change the period during which any options may be granted or remain outstanding under the Director Plan on the date on which the Director Plan terminates; (d) change the designation of the class of persons eligible to receive options, or otherwise change the provisions of the Director Plan regarding the exercise price of options; (e) materially increase benefits accruing to option holders under the Director Plan; or (f) cause Rule 16b-3 of the Exchange Act to become inapplicable to the Director Plan. Termination or any modification or amendment of the Director Plan may not, without consent of a participant, affect his or her rights under an option previously granted to him or her.

NEW PLAN BENEFITS

Set forth below are the number of options that would have been granted to each of the following persons or groups for fiscal 1994 under the Director Plan, as proposed to be amended, had such Director Plan been so amended immediately prior to fiscal 1994: Each of (i) the Chief Executive Officer of the Company, (ii) the other Named Officers, (iii) the executive officers of the Company, as a group and (iv) the employees of the Company that are not executive officers, as a group, would have received no options under the Director Plan. The non-employee directors of the Company, as a group, would have received options for 10,000 shares, which options would have had no value at June 30, 1994 because the excercise price for such options would have been greater than the market price of the Company's Common Stock on June 30, 1994.

FEDERAL INCOME TAX CONSEQUENCES

     The following general rules are applicable under current Federal income tax law to the Director Plan:

          (1) The director does not recognize any income upon the grant of an option, and the Company does not receive any tax deduction by reason of such grant.

          (2) The director generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. In general, the Company should be entitled to a tax deduction in the year in which compensation income is recognized by the director in the amount of such compensation income.

          (3) When a director sells Common Stock acquired by exercise of an option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her tax basis in the shares (generally, the exercise price plus the amount taxed to the director as compensation income as a result of his or her exercise of the option). If the director's holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

          (4) If a director exercises an option by delivering shares of the Company's Common Stock to the Company in exchange for the Common Stock received upon exercise of the option, capital gain or loss on the previously held stock will not be recognized at the time of the exchange. Special rules, however, will apply to the stock acquired by exercise of the option.

CERTAIN TRANSACTIONS
- - --------------------------------------------------------------------------------

The Company paid consulting fees of approximately $132,000 in fiscal 1994 to International Interactive Media, Ltd. ("IIM"), formerly named Natcom Consulting Services Ltd., pursuant to a consulting agreement that expires on December 31, 1994. Robert W. Thomson, a director of the Company, is the principal shareholder of IIM. The consulting agreement provides that Mr. Thomson will carry out IIM's duties under the agreement. Such duties include advisory functions related to development of enhancements to existing software products of the Company. Under the agreement, Mr. Thomson is required to devote up to 17 hours per week for no more than 46 weeks per year to the performance of IIM's duties.

     In February 1991, the Company entered into a Software Development and License Agreement (as amended, the "Software Development Agreement") with Teknedata S.R.L. ("Teknedata"). A former director of the Company is a principal of Teknedata. Pursuant to the Software Development Agreement, the Company agreed to pay Teknedata a fee of $245,000 payable on achievement by Teknedata of specified milestones, to contribute to the development of the current version and a new release of the Company's IMRS OnTrack product. In addition, the Company agreed to pay royalties to Teknedata based on revenues derived from IMRS OnTrack from April 22, 1991 through the date of commercial release of a product incorporating Teknedata-developed programs, and a higher royalty thereafter based on revenues derived from products in which Teknedata's modifications are incorporated. The Company paid Teknedata aggregate fees of approximately $651,000 in fiscal 1994.

     The Company has adopted a policy whereby all future transactions between the Company and its principal officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

REPORTS ABOUT OWNERSHIP OF THE COMPANY'S COMMON STOCK
- - --------------------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission and the NASDAQ National Market System. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with all 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1994 all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

RATIFICATION OF SELECTION OF AUDITORS
- - --------------------------------------------------------------------------------

The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the fiscal year ending June 30, 1995. Ernst & Young LLP has served as the Company's independent auditors since fiscal 1985. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.

VOTE REQUIRED
- - --------------------------------------------------------------------------------

Only stockholders of record as of September 30, 1994 will be entitled to vote at the meeting and any adjournments thereof. As of that date 7,201,651 shares of Common Stock of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at anytime before it is exercised, or by voting in person at the meeting.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted as stated above under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon proposals to amend the Company's 1991 Non-Employee Director Stock Option Plan and to ratify the selection of auditors, all as further described above. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The Board of Directors of the Company knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

STOCKHOLDER PROPOSALS
- - --------------------------------------------------------------------------------

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than May 30, 1995. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

EXPENSES AND SOLICITATION
- - --------------------------------------------------------------------------------

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                                   IMRS Inc.

                    Proxy for Annual Meeting of Stockholders
                        to be held on November 15, 1994

             ---------------------------------------------------

                            SOLICITED BY MANAGEMENT
                            -----------------------

        The undersigned hereby appoints James A. Perakis, Craig M. Schiff and Lucy Rae Ricciardi, and each of them singly, with full power of substitution, as proxies to vote all shares of stock of IMRS Inc. (the "Company") of which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, November 15, 1994 at 9:00 A.M., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting dated October 17, 1994, a copy of which has been received by the undersigned.

1. To elect James A. Perakis and Gary G. Greenfield as Class I Directors to serve a three-year term.

                     For _______                  Against _______

                     (Instruction: To vote against one of these nominees, check "For" and write the name of the nominee being voted against on the space provided below)

                     ____________________________________________

2. To ratify the selection of Ernst & Young LLP as the auditor of the Company for the fiscal year ending June 30, 1995.

                     For _______                  Against _______

3.  To amend the Company's 1991 Non-Employee Director Stock Option Plan.

                     For _______                  Against _______

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE PROPOSALS.

                                             Date:  _________ __, 1994

          Signature(s):              _________________________________


                                     _________________________________
                                     (If stock is held jointly, each
                                     owner should sign.)



          PLEASE PRINT NAMES:        _________________________________


                                     _________________________________

                   APPENDIX A TO IMRS, INC. PROXY STATEMENT
                   FOR 1994 ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------

        The following resolution was adopted by the Board of Directors of IMRS, Inc. on April 14, 1994:

        RESOLVED, that, subject to stockholder approval at the annual meeting of stockholders next following the end of fiscal year ending June 30, 1994, the 1991 Non-Employee Director Stock Option Plan (the "Plan") be and is hereby amended to better suit its purpose to promote the interests of the Corporation by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Corporation to serve as members of its Board of
        Directors: (i) change the automatic grant of options under the Plan to an annual grant of 2,000 fully vested option shares, with new non-employee directors receiving their first grant under the Plan on their first anniversary date as a director of the Corporation and with qualified existing non-employee directors receiving their first 2,000 option share grant on their next automatic grant date under the Plan as it exists, before amendment and (ii) add a one-time grant provision applicable to non-employee directors, as defined, once they have served as such a director for a period of two years excluding directors who:
        (a) once served as an officer of the Corporation, (b) directly or indirectly beneficially owns or has or shares voting or investment power over greater than 1% of the outstanding voting shares of the Corporation or (c) received upon election to the Board of Directors of the Corporation after November 1, 1991 a special one-time stock option grant. The grant shall be equal to 5,000 "non-qualified" option shares, which shall vest in equal annual installments over a three-year period.